EXHIBIT 3
                                   ---------

                    Notice of Annual Meeting of Shareholders
                         To Be Held on February 26, 1997


To the Shareholders:

     The Annual Meeting of Shareholders of Elk Associates Funding Corporation (the "Company") will be held at the offices of Stursberg & Veith, 405 Lexington Avenue, Suite 4949, New York, New York on February 26, 1997 at 10:30 a.m. to consider and act upon the following matters:

     1. To elect eleven directors to serve until the next Annual Meeting and until their successors are chosen and qualified.

     2. To amend the Company's certificate of incorporation to allow the Company to invest in or make loans to non-disadvantaged firms.

     3. To ratify the selection by the Board of Directors of Marcum & Kliegman LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997.

     4. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on January 15, 1997 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open.

     All shareholders are cordially invited to attend the meeting.

                                              By Order of the Board of Directors

                                              MARGARET CHANCE, Secretary

January 27, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                       Elk Associates Funding Corporation

                          747 Third Avenue - 4th Floor
                            New York, New York 10017

                               Proxy Statement for
                         Annual Meeting of Shareholders

                                February 26, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Elk Associates Funding Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on February 26, 1997 and at any adjournment of that meeting. In considering whether or not to have an adjournment, management will consider what is in the best interest of the shareholders. All proxies will be voted as marked. Proxies marked as abstaining (including proxies containing broker non-votes) on any matters to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. Any proxy may be revoked by a shareholder at any time before it is exercised by written or oral request to Margaret Chance, Secretary of the Company. The date of mailing of this Proxy Statement is expected to be on or about January 27, 1997.

     The Board of Directors has fixed January 15, 1997 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. At the close of business on January 15, 1997 there were outstanding and entitled to vote 1,283,600 shares of common stock (the "Common Stock") of the Company. Each share is entitled to one vote.

     The following table sets forth information concerning ownership of the Company's Common Stock as of January 15, 1997 by each person known by the Company to be the beneficial owner of more than five (5%) percent of the Common Stock.

                                                                     Percent of
                                        Common Stock                Common Stock
Name and Address                      Beneficially Owned            Outstanding
----------------                      ------------------            -----------

Gary C. Granoff (1)(2)                   237,446 (3)(4)                18.5%
c/o Elk Associates
Funding Corporation
747 Third Ave.
4th Floor
New York, New York

Paul D. Granoff, M.D. (1)                 89,630 (5)                   6.98%
132 North Buckingham Drive
Aurora, Illinois

N. Henry Granoff (1)                      80,649 (3)(6)                6.28%
2000 South Ocean Blvd
Palm Beach, Florida

Marvin Sabesan                            72,145 (9)                   5.62%
188 Gannet Court
Manhasset, New York

Dan M. Granoff, M.D. (1)                  95,130 (3)(8)                7.41%
1085 Creston Road
Berkeley, California

Alexander Nash, M.D.                      72,600 (7)                   5.66%
12 Ridgeway
Kings Point, New York

----------

(1)  N. Henry Granoff is the father of Gary C., Dan M. and Paul D. Granoff.

(2) Gary Granoff may be deemed a "control person" of the Company within the meaning of the 1940 Act.

(3) Excludes 10,900 shares owned by a charitable foundation of which N. Henry Granoff, his wife Jeannette Granoff, Gary C. Granoff and Dan M. Granoff are the trustees.

(4) Includes 25,218 shares held in various trusts of which Mr. Granoff is a trustee and 6,000 shares held for the benefit of one of Mr. Granoff's sons, with respect to which he is custodian. With respect to these 31,218 shares, Mr. Granoff disclaims beneficial ownership for purposes other than Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Excludes 7,537 shares owned directly by Mr. Granoff's wife as to which shares he disclaims beneficial ownership. Also excludes 19,466 shares owned directly by Mr. Granoff's children as to which shares he does not exercise any control and disclaims beneficial ownership. Includes 72,875 shares held by a corporation controlled by Mr. Granoff and 261 shares held by a corporation, wholly-owned by Mr. Granoff. Excludes 22,800 shares held by various trusts for the benefit of Mr. Granoff's children, of which shares Mr. Granoff disclaims beneficial ownership until such time as 21,000 of such shares revert to him.

(5) Includes 2,000 shares held by Dr. Paul Granoff directly, 77,630 held by Granoff Family Partners Ltd. of which Dr. Granoff is a general partner, and 10,000 shares held by the Granoff Pediatric Associates Profit Sharing Plan. Excludes 10,127 shares held by Dr. Paul Granoff's wife as to which shares he disclaims beneficial ownership. Excludes 9,654 shares owned directly by Dr. Granoff's children as to which shares he does not exercise any control and disclaims beneficial ownership.

(6) Excludes 33,499 shares owned by Mr. Granoff's wife, as to which shares Mr. Granoff disclaims beneficial ownership. Mr. Granoff's shares are registered in the N. Henry Granoff Revocable Trust dated May 19, 1987.

(7) Includes 1,500 shares held by Alexander Nash, M.D. as custodian for his daughter. Also includes 42,900 shares held by his wife, as to which shares Alexander Nash, M.D. disclaims beneficial ownership.

(8) Excludes 12,000 shares owned directly by Dr. Granoff's children as to which shares he does not exercise any control and disclaims beneficial ownership.

(9) Includes 21,387 shares held with his wife as joint tenants, 2,207 shares held with one of his children as joint tenants, and 28,551 shares held by his wife. Mr. Sabesan disclaims beneficial ownership as to the 28,551 shares held by his wife.

     Except as otherwise indicated above, the persons listed in the above table have voting and investment power with respect to their respective shares.

     All of the persons listed above, for as long as they continue to hold five (5%) percent or more of the Company's outstanding Common Stock, will be deemed "affiliated persons" of the Company, as such term is defined in the 1940 Act.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting is required for the election of directors. The persons named in the proxy will vote, as permitted by the By-Laws of the Company, to elect as directors the eleven nominees named below, unless authority to vote for the election of directors is withheld by marking the proxy to that effect or the proxy is marked with the names of directors as to whom authority to vote is withheld. The proxy may not be voted for more than eleven directors.

     Each director will be elected to hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified. If a nominee becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable.

     Two of the nominees for director will be completing and submitting applicable documents to the U. S. Small Business Administration (the "SBA") for approval of their becoming directors of the Company. Such approval would occur within ninety days of submission of the documents. If the nominees are not approved, the Board of Directors reserves the right to fill any vacancy occurring therefrom.

     The following sets forth the name of each nominee and the positions and offices held by him or her, his or her age, the date on which he or she became a director of the Company, his or her principal occupation and business experience for the last five years, the names of other publicly-held companies in which he or she serves as a director:

     Gary C. Granoff, age 48, has been President and a director of the Company since its formation in July 1979 and Chairman of the Board of Directors since December 1995. Mr. Granoff has been a practicing attorney for the past twenty-three years and is presently an officer in the law firm of Granoff, Walker & Forlenza, P.C. Mr. Granoff is a member of the bar of the State of New York and the State of Florida and is admitted to the United States District Court of the Southern District of New York. Mr. Granoff is also President and the sole stockholder of GCG Associates, Inc. ("GCG"), the Company's former investment adviser. He has served as President and the sole stockholder of Seacrest Associates, Inc., a hotel operator, since August 1994. Mr. Granoff has also been President and a director since June 1996 of

Gemini Capital Corporation ("Gemini"), a company primarily engaged in the business of making consumer loans.

     Ellen M. Walker, age 41, has been a Vice President and General Counsel of the Company since July 1983 and a director of the Company from July 1983 to August 1994. She again became a director of the Company in 1995. Ms. Walker has been a practicing attorney for more than ten years and she is presently an officer and shareholder in the law firm of Granoff, Walker & Forlenza, P.C. Ms. Walker is a member of the Bar of the State of New York and she is admitted to the United States District Court of the Southern District of New York. Since August 1983 Ms. Walker has been Vice President of GCG. Ms. Walker has been a director, Vice President and General Counsel of Gemini since June 1996.

     Lee A. Forlenza, age 39, has been a Vice President of the Company since March 1992. Mr. Forlenza has been a practicing attorney since February 1983 and is presently an officer and shareholder in the law firm of Granoff, Walker & Forlenza, P.C. Since March 1992 Mr. Forlenza has been an investment analyst for GCG. Mr. Forlenza has also been Vice President, Secretary and a director of Gemini since June 1996. Mr. Forlenza was Vice President of True Type Printing Co., Inc. from 1976-1995 and President since May 1995. From 1983 through 1986 Mr. Forlenza was an attorney with the SBA.

     Marvin Sabesan, age 69, has been a director of the Company since July 1982. Mr. Sabesan has been employed by Pearl River Textiles, Inc. as an executive since 1990. He was an Executive Vice President of N.O.L. Inc., a lingerie company, from 1988 to 1990. Mr. Sabesan was an Executive Vice President of A.J. Schneierson & Son, a clothing manufacturer from 1971 to 1987.

     Herbert G. Kanarick, age 65, has been a director of the Company since October 1994. Mr. Kanarick has been a partner of S. P. Cooper & Company, an accounting firm since 1970. Mr. Kanarick serves as a peer reviewer for the American Institute of Certified Public Accountants reviewing the quality of work of other accounting firms. He is a trustee of the investment program for Long Island Lutheran High School in Brookville, New York.

     Steven Etra, age 48, has been Sales Manager since 1975 of Manufacturer's Corrugated Box Company, a company owned by Mr. Etra's family for more than seventy-five years. Mr. Etra has also been a director of Gemini since June 1996.

     Steven R. Busch, age 51, has been a director of the Company since October 1994. Mr. Busch has been Chairman and Founder of B-H Investment Group, Inc. since November 1996 and a Managing Partner of Van Eck Associates Inc. since May 1996. Previously, from 1989 to 1994, Mr. Busch was Executive Vice President of Lehman Brothers, Inc. and the Senior Credit Officer of The Boston Safe Deposit and Trust Company, a subsidiary of Lehman Brothers, Inc. From 1986 to 1989 Mr. Busch was Vice President, Manager and head of the Mortgage Backed Securities finance department of Security Pacific Merchant Bank. From 1963 to 1986, Mr. Busch was a Vice President of JP Morgan and Co. In addition, Mr. Busch has been an independent director of Plaza Consulting Corp. since December 1996. From January 1995 to April 1996, Mr. Busch was a director of Taj Mahal Holding Corporation and TM/GP Corporation which corporations merged with Trump Hotels & Casino Resorts, Inc. Mr. Busch has also been an advisor to the Permanent Mission of Bosnia and Herzegovina to the United Nations since 1994.

     Paul Creditor, age 61, has been a practicing attorney since 1961, engaging in general practice law and specializing in corporate law. From 1974 through 1979 he served as an elected Judge in Suffolk County, New York.

     Allen Kaplan, age 46, is Vice President and Chief Operating Officer of Team Systems, Inc., a company which manages and operates more than 200 New York City Medallion taxicabs. Mr. Kaplan is currently Vice President of the Metropolitan Taxicab Board of Trade, a trade association consisting of 22 member fleets representing 1,200 New York City medallions.

     Dan M. Granoff, M.D., age 52, has been Vice President of Scientific Affairs of Chiron Vaccines at Chiron Corporation since September 1993. From 1980 to 1993, Dr. Granoff was a professor of pediatrics and Head of the Infectious Disease Division of Washington University Medical School in St. Louis, Missouri. Prior to joining Chiron Corporation, Dr. Granoff was also a consultant to the pharmaceutical industry and served on the scientific advisory board of Connaught Laboratories, Inc., one of the largest suppliers of vaccines in the U.S. Dr. Granoff received both his A.B. and M.D. degrees from Johns Hopkins University.

     Alexander Nash, M.D., age 47, has been a practicing physician since 1979 and for the past 15 years an attending anesthesiologist at Franklin Hospital Medical Center. He has acted as the sole proprietor of the Pain Management Office since 1986, the first outpatient facility for the treatment of acute and chronic pain in Western Nassau County, and President and Chief Executive Officer of ABP IC, Inc., a medical supplies and equipment exporting company. In 1973 Dr. Nash graduated from Moscow Medical School, and immigrated with his family to the United States.

     During the fiscal year ended June 30, 1996, the Company's Board of Directors held four (4) meetings. Each director attended at least 75% of such meetings.

     The Company does not have standing audit or nominating committees. The Company has an Audit and Compliance Committee consisting of Marvin Sabesan, Lee
A. Forlenza and Margaret Chance. The Company recently formed a compensation committee.

     The following is information regarding additional officers of the Company:

     Margaret Chance, age 41, has been Secretary of the Company since November 1980. Ms. Chance is the office manager of Granoff, Walker & Forlenza, P.C. and has served as the Secretary of GCG Associates Inc., since January 1982.

     Silvia Maria DiGirolamo, age 45, has been the Loan Administrator of the Company since February 1994. She was elected a Vice President of the Company, subject to SBA approval, at the meeting of the board of directors held on December 11, 1996. Prior to joining the Company, she was the Legal Coordinator for Castle Oil Corporation from September 1991 through June 1993 and from June 1993 through January 1994, a legal assistant specializing in foreclosures in the law firm of Greenberg & Posner. Ms. DiGirolamo received a B.A. from Fordham
University   and  an  M.B.A.   from  The  Leonard   Stern   School  of  Business
Administration.

     The following table sets forth information concerning ownership of the Company's Common Stock as of January 15, 1997 by each existing director, nominee to become a director and officer of the Company and by all directors and officers of the Company as a group.

                                                                  Percent of
                                             Common Stock        Common Stock
Name                                       Beneficially Owned    Outstanding
----                                       ------------------    -----------

*Gary C. Granoff(1)                              237,446              18.5%
*Ellen M. Walker                                  31,374               2.44%
*Lee A. Forlenza                                  18,505               1.44%
*Margaret Chance                                   2,900              (5)
*Silvia DiGirolamo                                 None                 --
 Marvin Sabesan                                   72,145               5.62%
 Herbert G. Kanarick                              44,205               3.44%
 Steven Etra                                      52,516               4.09%
 Steven R. Busch                                   2,000              (5)
 Paul Creditor                                     None                 --
 Allen Kaplan                                      5,000              (5)
 Dan M. Granoff                                   95,130               7.4%
 Alexander Nash                                   72,600               5.7%
                                                 -------             -----
 Officers and Directors                          633,821              49.4%
 of the Company as a
 group (11 persons)
----------

* Messrs. Gary C. Granoff, Ms. Ellen Walker, Mr. Lee A. Forlenza, Ms. Margaret Chance and Ms. Silvia DiGirolamo are each "interested persons" with respect to the Company, as such term is defined in the 194 Act.

(1)  Gary C. Granoff, see Notes (3) and (4) on page 2.

(2) Includes 200 shares held by Ms. Walker as custodian for her son. Includes 22,800 shares held by various trusts of which Ms. Walker is a trustee and as to which she disclaims beneficial ownership.

(3)  Includes 200 shares held by Ms. Chance as custodian for her daughter.

(4) Includes 21,387 shares held by Mr. Sabesan and his wife as joint tenants, 2,207 shares held with one of his children as joint tenants, and 28,551 shares held by his wife. Mr. Sabesan disclaims beneficial ownership as to the 28,551 shares held by his wife.

(5)  Less than one (1%) percent.

(6) Includes 200 shares held by Mr. Kanarick's wife, as to which shares he disclaims beneficial ownership. Includes 44,005 shares owned by J. R. Realty Corporation, a subsidiary of Murres Corporation, a majority of the shares of which are owned by a trust of which Mr. Kanarick is the sole trustee.

(7) Includes 29,022 shares held with his wife as joint tenants and 20,000 shares held by his wife.

(8)  Includes 1,000 shares held by Mr. Busch's wife.

(9)  Dan M. Granoff, M.D., see Notes (1), (3) and (8) on page 2.

(10) Alexander Nash, M.D., see Note (7) on page 2.


     Effective May 1, 1991, the Securities and Exchange Commission promulgated new rules under Section 16 of the Securities Exchange Act of 1934. The Company believes that during the preceding year its executive officers and directors have complied with all Section 16 filings.

Executive Compensation

     The following table sets forth all remuneration for services rendered to the Company during the year ended June 30, 1996 paid to or accrued for the account of (i) each of the executive officers and (ii) all executive officers as a group.


     For the period July 1, 1995 through December 31, 1995 the Company paid GCG an aggregate of $210,000 for management services rendered to the Company. The Company also paid to Granoff, Walker & Forlenza, P.C. ("GWF") a monthly legal retainer for performing New York City taxi loan closings which retainer was paid at the rate of $9,000 per month and constituted $54,000 for the first six months of the fiscal year. This retainer ended on December 31, 1995. GWF was paid an additional $48,902 for collection services, litigation of collection of defaulted loans and certain non-taxi related closings. Finally, $12,047 was paid to GWF for disbursements or reimbursements of shared costs for office equipment.

     Commencing January 1, 1996 and thereafter, the Company has agreed to pay GWF a monthly reimbursement of $7,250 for shared costs consisting of $3,333.33 for shared rent per month and $3,916.67 for shared employee costs for GWF employee secretarial, photocopy, banking and receptionist services.

     From January 1, 1996 through June 30, 1996 the Company changed from utilizing the services of GCG to a direct salary basis for the investment advisor services of its officers and employees. The following individuals were paid the cash compensation set forth opposite their names for the period January 1, 1996 through June 30, 1996:

Name of Individual
or Number of Persons            Capacities in
     in Group                   Which Served               Cash Compensation(1)
     --------                   ------------               --------------------

Gary C. Granoff                  President            $90,797 plus simplified employee pension plan
                                                      ("SEP") contributions of
                                                      $13,127 and $7,500 of reimbursable expenses.

Ellen M. Walker                  Vice President       $39,787 plus $5,625 in SEP
                                 Counsel              contributions.

Lee A. Forlenza                  Vice President       $12,019 plus $1,803 in SEP contributions.

Silvia DiGirolamo                Vice President       $24,038 plus $3,608 in SEP contributions.

Margaret Chance                  Secretary            $2,600 plus $390 in SEP contributions.


All executive officers as
a group (5) persons                                   $201,294

----------
(1) Officers' salaries constitute a major portion of the Company's total "management fee compensation" which must be approved by the SBA. The SBA has approved total officer and employee compensation of $648,000 for the Company. This amount includes officers' salaries, other salaries and employee benefits.

     For the period July 1, 1996 through June 30, 1997, the Company anticipates paying cash compensation, excluding future bonuses that may be granted by the Company's Board of Directors, as follows:

Gary C. Granoff                     $205,000 plus $15,000 reimbursable expense
                                     and $22,500 in SEP contributions.

Ellen M. Walker                     $94,000 plus $14,100 in SEP contributions.

Lee A. Forlenza                     $35,000 plus $5,250 in SEP contributions.

Silvia DiGirolamo                   $55,500 plus $8,350 in SEP contributions.

Margaret Chance                     $49,000 plus $7,350 in SEP contributions.

All executive offices as
  a group (5) persons               $511,050


     The Company has a policy of paying its directors who are not employees fees of $750 for each meeting attended. Commencing July 1, 1996 the Company will in addition, pay each non-affiliated director a minimum fee of $2,000 per year in addition to the fees paid for each meeting attended. For the year ended June 30, 1996, fees and expenses paid to non-affiliated directors were approximately $23,400 in the aggregate.

                                 PROPOSAL NO. 2

               AMENDMENT TO COMPANY'S CERTIFICATE OF INCORPORATION

         On September 30, 1996, the Small Business Programs Improvement Act (the "Improvement Act") was enacted. The Improvement Act repealed Section 301(d) of the Small Business Investment Company Act of 1958 (the "1958 Act") which was the section of the 1958 Act under which the Company was originally licensed as an SSBIC. The effect of the Improvement Act is that an SSBIC licensee like the Company may, subject to SBA approval of an amendment to the licensee's articles of incorporation, make investments in or loans to firms other than
"disadvantaged businesses" as defined by Sec. 107.50 of applicable SBA Regulation. The proposed amendment is attached hereto as Exhibit A. Because
Congress did not prescribe how Sec. 301(d) licensees like the Company might operate in the future if they amended their articles of incorporation, the SBA is in the process of developing regulations as to the guidelines a licensee like the Company must follow if it desires to make investments in and loans to non-disadvantaged firms. In this regard, the SBA has advised the Company that the Company must enter into an agreement with the SBA prior to obtaining SBA approval to the amendment to the articles of incorporation which will provide among other things that prior to the Company making any non-301(d) investments that the Company have in its portfolio 301(d) investments with an aggregate cost at least equal to the sum of the Company's outstanding subsidized leverage, liquidating interest held by the SBA as a result of the preferred stock buy back and unamortized dividends,if any. As of November 30, 1996, the Company had $1,500,000 of outstanding subsidized leverage and $2,094,833 liquidating interest. The Company had no unamortized dividends. If the amendment to the Company's certificate of incorporation in the form attached hereto as Exhibit A, is approved by shareholders and by the SBA, the Company would be able to make a significant amount of new investments in non-disadvantaged firms, assuming $3,594,833 in the aggregate of outstanding subsidized leverage and liquidating interest, is retained in qualifying loans. This amount will diminish at the rate of $59,287 per month assuming that the SBA's liquidating interest continues to amortize. The $1,500,000 debenture will be considered unsubsidized in October 1998.

     Because the Company's management believes that it would be in the best interests of the Company to amend its articles of incorporation to provide that the Company may invest in other than disadvantaged firms, the Company proposes to amend its articles of incorporation, subject to shareholder approval and to SBA approval.

     The Company's Board of Directors recommends a vote FOR Proposal No. 2.

                                 PROPOSAL NO. 3

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, including a majority of Directors who are not interested persons of the Company, subject to shareholder approval, has selected Marcum & Kliegman LLP as independent public accountants to be employed by the Company for the fiscal year ended June 30, 1997 to sign or certify such financial statements, or any portions thereof, as may be filed by the Company with the Securities and Exchange Commission or any other authorities at any time. The employment of such independent public accountants for such purpose is subject to ratification by the shareholders at this meeting. No member of Marcum & Kliegman LLP or any associate thereof has a direct or indirect material financial interest in the Company or any of its affiliates.

     The Board of Directors has chosen to utilize the firm of Marcum & Kliegman LLP and to discontinue utilizing Deloitte & Touche LLP due to considerable savings that the Company will obtain. These savings result from the Company having taken recent steps to generate all of its own accounting data and thereby allowing it to be able to conduct this aspect of its business operation without the use of the CPA firm of Tanton and Company LLP which previously acted as the Company's controller and which rendered bookkeeping services. In addition, Tanton and Company LLP recently merged into Marcum & Kliegman LLP, and the combined firm has eight partners and a total professional staff of 90, making it one of the top 100 accounting firms in the United States. The Company expects to save approximately $30,000 per year in its total accounting fees as a result of generating its own accounting data, and by changing audit firms from Deloitte & Touche LLP to Marcum & Kliegman LLP.

     The affirmative vote of a majority of the Common Stock present or represented at the meeting is required to ratify the selection of Marcum & Kliegman LLP as independent public accountants for the Company.

     A representative of Marcum & Kliegman LLP will not be present at the Annual Meeting of Shareholders.

     The Board of Directors of the Company recommends a vote FOR Proposal No. 3.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interview.

Deadline for Submission of Shareholder Proposals

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive offices not later than September 22, 1997 for consideration for inclusion in the proxy statement for that meeting. Further, all shareholder proposals must meet certain federal securities law requirements before they will be included in the Company's 1997 proxy statement.

Requests for Financial Statements

     The Company will furnish, without charge, a copy of its financial statements for the fiscal year ended June 30, 1996 to shareholders who make written request to the Company at 747 Third Avenue, 4th Floor, New York, NY 10017 or call the Company collect at (212) 355- 2449.

     The Board of Directors invites shareholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Shareholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

                                            By Order of the Board of Directors


                                            MARGARET CHANCE, Secretary
January 27, 1997

                        PROXY FOR HOLDERS OF COMMON STOCK

                       Elk Associates Funding Corporation

     The undersigned Common Shareholder of Elk Associates Funding Corporation (the "Company") hereby constitutes and appoints Gary C. Granoff, Ellen M. Walker and Margaret Chance, and each of them, singly, proxies and attorneys of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act upon all matters (unless and except as expressly limited below) at the Annual Meeting of Shareholders of the Company to be held on February 26, 1997 at the offices of Stursberg & Veith, 405 Lexington Avenue - Suite 4949, New York, New York, at 10:30 a.m., and at any and all adjournments thereof, in respect of all Common Stock of the Company held by the undersigned or in respect of which the undersigned would be entitled to vote or act, with all the powers the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

PROPOSAL 1.      To Elect Directors

                 FOR electing all nominees listed (as recommended in the proxy statement) except as marked below _______

                 Gary C. Granoff, Ellen M. Walker, Lee A. Forlenza, Marvin Sabesan, Herbert Kanarick, Steven Etra, Steven R. Busch, Paul Creditor, Allen Kaplan, Dan M. Granoff and Alexander Nash.

                 WITHHOLD AUTHORITY to vote for all nominees listed ______

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that person's name in the space provided.)

-----------------------------------------------------------------


PROPOSAL 2.      To approve an amendment to the Company's certificate
                 of incorporation.


      ____FOR                 ____AGAINST               ____ABSTAIN

                  (continued and to be signed on reverse side)

PROPOSAL 3.      To ratify the appointment of Marcum & Kliegman LLP
                 as independent public accountants for the fiscal year ended June 30, 1997.

      ____FOR                 ____AGAINST               ____ABSTAIN

PROPOSAL 4. To consider such other matters as may properly come before the meeting.

      ____FOR                 ____AGAINST               ____ABSTAIN


                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Specify desired action by checkmarks in the appropriate spaces. The Proxy will be voted as specified. If no specification is made, the Proxy will be voted for the nominees named in the Proxy Statement to represent the Common Shareholders and in favor of Proposals 2, 3 and 4. The persons named proxies have discretionary authority, which they intend to exercise in favor of the proposals referred to and according to their best judgment as to other matters which properly come before the meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED
ENVELOPE AS SOON AS POSSIBLE.


                                            Dated:__________________________


                                            --------------------------------
                                            (Signature of Shareholder)


                                            --------------------------------
                                            (Signature of Shareholder)


                                            The   signature(s)   on  this  Proxy
                                            should  correspond  exactly with the
                                            shareholder's   name  as  stencilled
                                            hereon.   In  the   case  of   joint
                                            tenants,       co-executors       or
                                            co-trustees,   both   should   sign.
                                            Person(s)   signing   as   Attorney,
                                            Executor, Administrator,  Trustee or
                                            Guardian should provide full title.